Exhibit (c)(2)(I)

Institutional Shareholder Summary

Top 20 Institutional Shareholders and Hedge Funds of Note

Rank	Investor	Style	Price (10/6/22): Estimated Cost Basis[1]	$69.76 Prem. / (Disc.) to Basis	Position (% Outstanding) Current[2]	3/31/22
1	Smead Capital Mgmt.	Core Value	$27.95	149.6 %	2.0 %	2.0 %
2	The Vanguard Group	Index	42.65	63.6	1.5	1.1
3	Fidelity Mgmt. & Research	GARP	63.20	10.4	0.8	0.1
4	State Street Global Advisors	Index	24.92	179.9	0.6	0.8
5	Dimensional Fund Advisors	Quasi-Index	25.90	169.3	0.5	0.5
6	BlackRock Institutional Trust	Index	24.72	182.2	0.5	0.7
7	First Trust Advisors	Index	45.09	54.7	0.4	0.4
8	D. E. Shaw & Co.	Hedge Fund	38.76	80.0	0.3	0.4
9	Northern Trust Global Investments	Core Growth	22.90	204.6	0.3	0.3
10	Goldman Sachs Asset Mgmt.	Core Growth	27.23	156.2	0.3	0.3
11	Pentwater Capital Mgmt.	Hedge Fund	64.68	7.9	0.2	0.0
12	Mellon Investments Corp.	Index	41.04	70.0	0.2	0.2
13	Parametric Portfolio Associates	Aggres. Gr.	18.55	276.0	0.2	0.2
14	Citadel Advisors	Hedge Fund	53.51	30.4	0.2	0.2
15	BofA Global Research	Broker-Dealer	41.85	66.7	0.2	0.4
16	Laurion Capital Mgmt.	Hedge Fund	64.68	7.9	0.2	0.0
17	Geode Capital Mgmt.	Index	39.94	74.7	0.2	0.2
18	MFS Invst. Mgmt.	Core Growth	64.23	8.6	0.2	0.0
19	EARNEST Partners	Core Value	14.05	396.3	0.2	0.3
20	Encompass Capital Advisors	Hedge Fund	64.68	7.9	0.1	0.0
	Top 20 Total		**$40.53**	**72.1 %**	**8.9 %**	**8.1 %**

Source: Thomson Reuters, Company filings

Note: Blue shading represents funds that have been activists in the past; grey shading represents broker-dealer positions

1. Estimated cost basis is a per share item calculated as the summed product of the volume-weighted average price over the periods when shares were purchased and the increase in shares over these periods divided by the total number of shares purchased during the most recent period of continuous ownership since 6/30/07
2. Data based on 6/30/22 13F filings and any subsequent 13Ds and 13Gs
3. Retail percent ownership based on disclosed broker non-votes from the 2022 annual meeting

Top 250 Institutional Holders Summary



Other
6%
Index
30%
GARP
9%
Core Growth
10%
Quasi-Index
4%
Core Value
19%
Hedge Funds & Broker-Dealers
22%

Investor Type[3]



Institutional
12%
Retail
5%
Hamm Family
83%

EVERCORE